FOR MORE INFORMATION: Michael R. Cox
Phone 765.497.5829
mcox@bioanalytical.com

Bioanalytical Systems, Inc. Reports Profit for Second Quarter and First Half of Fiscal 2007

WEST LAFAYETTE, Ind., May 8, 2007 — Bioanalytical Systems, Inc. (Nasdaq:BASI) today reported financial results for its second fiscal quarter and six months ended March 31, 2007.

Revenue for the second fiscal quarter decreased 9% to $11.3 million compared to $12.4 million for the second fiscal quarter of the prior year. Net income for the second quarter of fiscal 2007 was $124,000, or $0.03 per basic and diluted share, versus $538,000, or $0.11 per basic and diluted share, for the second quarter of fiscal 2006. The decrease resulted primarily from a decline in bioanalytical services, where revenues in the same quarter a year earlier had been particularly strong due to a large study rescheduled from an earlier quarter.  This decrease was offset by growth in the Baltimore clinic from successful new sales efforts, continued demand in toxicology operations, and robust Product revenue.

Cost of revenue for the current second quarter was $8.1 million, or 72% of revenue, compared to $7.5 million, or 60% of revenue in the same period last year. This increase, as a percentage of revenue, occurred largely because the cost of productive capacity (personnel, facilities and laboratory equipment) is relatively fixed, resulting in a higher cost of services as a percentage of sales when compared to the same period a year ago when the revenue decrease did not create a corresponding decrease in the costs of productive capacity. A substantial portion of products shipped in the second fiscal quarter were manufactured in the prior quarter, resulting in an increase in the cost of Products for the second fiscal quarter. Manufacturing activity was lower in the current fiscal quarter, resulting in under-absorption of manufacturing costs in the current quarter.

General and administrative costs were $1.9 million for the quarter, a decrease of 35% or $1.0 million from the second quarter of fiscal 2006. This decrease is attributable primarily to the September 2006 personnel downsizing effort. General and administrative costs also included a loss on the anticipated sale of an excess building, a transaction completed in April 2007 which generated $0.6 million in cash.

Revenue for the six months ended March 31, 2007 was relatively unchanged at $22.2 million compared to $22.3 million for the similar period in the prior year. Net income for the six months was $680,000, or $0.14 per basic and diluted share, versus a net loss of $(178,000), or $(0.04) per basic and diluted share for the first six months of fiscal 2006. Revenues from Products increased 4% for the six months, offset by a 1% decrease in Service revenues.

Cost of revenue for the current six months was $15.6 million, or 70% of revenue, compared to $14.2 million, or 64% of revenue in the same period last year. The lower margins experienced year-to-date are the result of lower capacity utilization compared to fiscal 2006.

General and administrative costs decreased by $2.3 million to $3.5 million for the six months ended March 31, 2007 as a result of the same factors that occurred in the current quarter.

Richard M. Shepperd, Chief Executive Officer, said, “We are pleased that we were able to produce a profit for the second consecutive quarter, as we build on results achieved in the first quarter. We also are pleased to report that our Baltimore clinic was profitable for the quarter, its first profitable quarter since BASi acquired that business in 2003.  Our improved results reflected the effort of the entire team at all levels to improve our operations. We continue to focus the entire organization on our objective of delivering consistently profitable results.”

Bioanalytical Systems, Inc. is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies. BASi focuses on developing innovative services and products that increase efficiency and reduce costs associated with taking new drugs to market. Visit www.bioanalytical.comfor more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the development of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

PLEASE SEE FOLLOWING PAGE FOR CONSOLIDATED STATEMENTS OF OPERATIONS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Service revenue	$8,726	$10,053	$17,334	$17,592
Product revenue	2,585	2,364	4,861	4,669
Total revenue	11,311	12,417	22,195	22,261

Cost of service revenue	6,968	6,760	13,585	12,624
Cost of product revenue	1,163	725	2,040	1,560
Total cost of revenue	8,131	7,485	15,625	14,184

Gross profit	3,180	4,932	6,570	8,077

Operating expenses:
Selling	673	680	1,352	1,413
Research and development	101	201	456	639
General and administrative	1,858	2,873	3,497	5,774
(Gain) loss on sale of property and equipment	95	11	83	(5)
Total operating expenses	2,727	3,765	5,388	7,821

Operating income (loss)	453	1,167	1,182	256

Interest income	12	2	24	4
Interest expense	(230)	(248)	(471)	(508)
Other income	---	---	3	---

Income (loss) before income taxes	235	921	738	(248)

Income taxes (benefit)	111	383	58	(70)
Net income (loss)	$124	$538	$680	$(178)

Net income (loss) per share:
Basic	$0.03	$0.11	$0.14	$(0.04)
Diluted	$0.03	$0.11	$0.14	$(0.04)

Weighted common and common equivalent
shares outstanding:
Basic	4,909	4,875	4,907	4,873
Diluted	4,940	4,971	4,924	4,873